Exhibit 8.1

January 31, 2011

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of (i) $1,125,000 Notes Linked to the S&P 500® Index due January 30, 2015 as described in the Company’s Pricing Supplement No. 56 dated January 25, 2011 (“Pricing Supplement 56”) to Product Supplement No. 1 dated April 23, 2010, the Prospectus Supplement dated April 23, 2010 (the “Prospectus Supplement”) and the Prospectus dated June 4, 2009 (the “Prospectus”) contained in the Registration Statement on Form S-3, File No. 333-159738 (the “Registration Statement”) and (ii) $40,000,000 Floating Rate Notes Linked to 3 Month LIBOR due January 31, 2021 as described in the Company’s Pricing Supplement No. 57 dated January 25, 2011 (“Pricing Supplement 57”) to Prospectus Supplement and Prospectus contained in the Registration Statement. We hereby confirm our opinion as set forth under the heading “Tax Considerations” in Pricing Supplement 56 and under “United States Federal Income Tax Considerations” in Pricing Supplement 57.

We hereby consent to the reference to us in Pricing Supplement 56 under the caption “Tax Considerations” and in Pricing Supplement 57 under the caption “United States Federal Income Tax Considerations” and the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP